Exhibit 99.1

Schnitzer Steel Industries, Inc. Appoints a New Independent Director

PORTLAND, Ore.--(BUSINESS WIRE)--November 12, 2020--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today announced that its Board of Directors has appointed Glenda J. Minor as a new independent director, effective immediately. Ms. Minor will also serve as a member of the Board’s Audit and Nominating & Corporate Governance Committees.

Ms. Minor brings extensive finance and international leadership experience at Fortune 100 public and private companies in the automotive, steel and defense industries throughout North America, Europe, Asia and South America. She is currently Chief Executive Officer and Principal of Silket Advisory Services, a privately-owned consulting firm which advises companies on financial, strategic and operational initiatives. She was formerly Senior Vice President and Chief Financial Officer of the steel manufacturer, EVRAZ North America Limited, the wholly-owned subsidiary of EVRAZ plc, and has held executive finance roles with increasing levels of managerial responsibility at Visteon Corporation and DaimlerChrysler, as well as financial management roles at General Motors Corporation and General Dynamics Corporation.

Ms. Minor currently serves on the Boards of Curtiss-Wright Corporation and Albermarle Corporation. She also is the Treasurer and Finance Chair of the Capital Area United Way serving 10 parishes in and around Baton Rouge and was formerly on the Board of Africa Bridge.

“I am pleased to welcome Glenda to Schnitzer’s Board of Directors,” said Tamara L. Lundgren, Chairman and Chief Executive Officer of Schnitzer. “Glenda’s broad executive management and board governance experience across different industries will add immediate value as we continue to pursue our strategic initiatives and expand our business.” Ms. Lundgren added, “With Glenda’s addition, four of our Directors are now women, reflecting our strong commitment to diversity and inclusion at all levels.”

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com